EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 30, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Arctic Cat Inc. and subsidiaries on Form 10-K for the year ended March 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Arctic Cat Inc. on Forms S-8 (File No. 333-99253, File No. 333-145784, File No. 333-163209 and File No. 333-192195).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

May 30, 2014